Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-151465

December 8, 2008

PRICING INFORMATION

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000 8.25% SENIOR NOTES, SERIES DUE JANUARY 15, 2019

Issuer	Oklahoma Gas & Electric Company
Ratings (Moody’s / S&P / Fitch)	A2 (stable) / BBB+ (positive) / AA- (stable)
Amount	$250,000,000
Collateral Type	Senior Unsecured Notes
Type	SEC Registered
Trade Date	December 8, 2008
Settlement Date (T+3)	December 11, 2008
Maturity	January 15, 2019
Coupon Payment Dates	Semi-annual payments on January 15 and July 15 of each year, beginning July 15, 2009
Coupon Record Dates	Semi-annual on January 1 and July 1
Call Structure	Make-whole call at T + 50
Benchmark	UST 3.75% due 11/2018
Benchmark Price	108 – 18
Benchmark Yield	2.758%
Reoffer Spread	+549.2 bps
Reoffer Yield	8.250%
Coupon	8.250%
Price	99.982%
Joint bookrunners	Mizuho Securities USA, Inc. (23%)
Greenwich Capital Markets, Inc. (23%)
UBS Securities LLC (10%)

Co-managers	Citigroup Global Markets Inc. (13%)
Wedbush Morgan Securities Inc. (13%)
KeyBanc Capital Market Inc. (9%)
U.S. Bancorp Investments, Inc. (9%)

CUSIP	678858BK6
ISIN	US678858BK68

	Twelve Months Ended September 30, 2008	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
Pro Forma Ratio of Earnings to Fixed Charges	3.27	3.37	4.54

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA Inc. toll-free at (800) 221-8866 (ext. 3143), Greenwich Capital Markets, Inc. at (866) 884-2071,  or UBS Securities LLC at (877) 827-6444 ext. 561-3884.